Exhibit 99.1

Tuesday, October 15, 2002	Roger Bosma President & CEO Joseph F. Hurley EVP & CFO 973-697-2000

Lakeland Bancorp Reports Third Quarter Results

Oak Ridge, NJ – October 15, 2002 —Lakeland Bancorp, Inc. (NASDAQ: LBAI) reported a third quarter Net Loss of $711,000, or $0.05 per diluted share, including a loan loss provision of $8.25 million.

The total provision includes $7.5 million which relates to a $16 million pool of commercial leases that are on non-accrual status. As discussed in prior quarters, these pools are guaranteed by three surety companies, two of which had ceased making payments in the first and second quarters. The third surety company ceased making payments to Lakeland during the third quarter. The Company is presently litigating such matters. The Company continues to believe that it has substantial and meritorious positions and claims and intends to vigorously exercise all its rights and remedies to obtain the required payments. However, management’s quarterly analysis of the allowance for loan losses recognizes the uncertainty as to the ultimate collectability of such amounts.

Excluding this item, Lakeland reported Net Income for the quarter of $4.0 million or $0.29 per diluted share up 45% from $2.8 million or $0.20 per diluted share reported in the third quarter of 2001.

Net Income for the first nine months of 2002 was $6.0 million ($0.43 per diluted share). Excluding the additional provision, net income was $10.7 million ($0.77 per diluted share) up 35% from the $7.9 million ($0.57 per diluted share) reported for the same period last year.

Roger Bosma, Lakeland Bancorp’s President and CEO said, “While we intend to vigorously pursue our insurance claims, recognition of the additional provision refocuses attention to our underlying business. Quarterly core earnings continue at record levels. Loan and deposit growth remains strong as we continue to build market share and provide quality service to our expanding customer base.”

-Continued-

Earnings

Net Interest Income

Net interest income for the third quarter of 2002 was $12.0 million or 14% higher than the $10.5 million earned in the third quarter of 2001 reflecting growth in interest earning assets. Net interest margin decreased to 4.59% in the third quarter 2002 from 4.75% for the same period last year.

Year-to-date, net interest income was $35.3 million, or 19% higher than the $29.6 million reported for the first nine months of 2001. Net interest margin increased to 4.76% for the first nine months of 2002 from 4.68% for the same period last year.

Noninterest income

Noninterest income excluding $812,000 in gains on securities sold was $2.2 million in the third quarter 2002 which was $199,000 or 10% higher than the third quarter 2001. Service charges and fees on deposit accounts increased $189,000 or 15% to $1.5 million. This increase offset a $95,000 decline in the gains on sales of leases due to a decision to keep a larger amount of lease originations in the Company’s own portfolio. Other income increased from $166,000 in third quarter 2001 to $254,000 in 2002 due to income earned on bank owned life insurance policies purchased in fourth quarter of 2001.

Noninterest income (exclusive of gains on sales of securities) increased from $6.2 million for the first nine months of 2001 to $6.7 million for 2002. Service charges on deposit accounts increased $431,000 or 11% to $4.4 million. Commissions and fees increased $413,000 or 40% to $1.4 million as a result of increases in loan fees related to increased loan volume. These increases were partially offset by declines in gains on sales of leases of $481,000.

Noninterest expense

Noninterest expense for the third quarter of 2002 was $8.4 million as compared to $8.0 million in the third quarter of 2001, an increase of $332,000 or 4%. The bank’s efficiency ratio, however, improved from 62% in the third quarter of 2001 to 58% in the third quarter of 2002 as revenue growth outpaced expense growth.

For the first nine months of the year, noninterest expense was $24.8 million compared to $23.1 million in 2001, an increase of $1.7 million or 7%. Of this increase, $1.1 million relates to increased salary and benefit costs. Occupancy expenses increased by $181,000 reflecting the opening of four new branches. Stationery, supplies and postage expense decreased by $299,000, which reflects the outsourcing of statement rendering and higher 2001 costs due to the merger of our subsidiary banks.

Financial Condition

At September 30, 2002, total assets were $1.18 billion compared to $1.04 billion at year-end 2001, an increase of $140 million or 13%. Loans increased 16% from $600 million at year-end 2001 to $699 million at September 30, 2002 while deposits grew $127 million or 14% during the same time period.

-Continued-

Loans

Loans have increased to $698.6 million in 2002, an increase of $98.5 million or 16% from year-end 2001. Although there has been an increase in all loan categories this year, the most substantial growth has been in consumer loans, which have increased to $232.6 million, an increase of $56.2 million or 32% from year-end. Commercial loans have increased $36.0 million or 14% to $297.1 million at September 30.

Asset Quality

At September 30, 2002, non-performing assets totaled $19.9 million (1.68% of total assets) including $16.0 million related to commercial lease pools and $3.9 million of other non-performing assets (0.32% of total assets). The Allowance for Possible Loan Losses totaled $17.8 million at September 30, 2002 and represented 2.55% of total loans. Net charge-offs dropped to .03% of average loans from .50% on September 30, 2001.

Deposits

At September 30, 2002, total deposits were $1.039 billion, an increase of $126.6 million or 14% from December 31, 2001. Core deposits, which are defined as noninterest bearing deposits and savings and interest bearing transaction accounts, increased by $98.6 million or 15%, from $677.3 million at December 31, 2001 to $775.9 million at September 30, 2002. Core deposits, as defined, represent 75% of total deposits, as compared to 71% on September 30, 2001.

Capital

As of September 30, 2002, stockholders’ equity was $89.8 million and book value per common share was $6.60. The Company’s leverage ratio was 7.11%. Tier I and total risk based capital ratios were 10.99% and 12.25%, respectively. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution under Federal guidelines.

The information disclosed in this document includes various forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to credit quality (including delinquency trends and the allowance for possible loan losses), corporate objectives, and other financial and business matters. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will,”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. The Company cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements.

In addition to the factors disclosed by the Company elsewhere in this document, the following factors, among others, could cause the Company’s actual results to differ materially and adversely from such forward-looking statements: pricing pressures on loan and deposit products; competition; changes in economic conditions nationally, regionally and in the Company’s markets; the extent and timing of actions of the Federal Reserve Board; changes in levels of market interest rates; clients’ acceptance of the Company’s products and services; credit risks of lending activities and competitive factors; whether or not the Company ultimately receives payment of all amounts due from the lease portfolio as described in Note 15-Commitments and Contingencies in Notes to the Consolidated Financial Statements contained in Form 10-K for the period ended December 31, 2001; and the extent and timing of legislative and regulatory actions and reforms.

The above-listed risk factors are not necessarily exhaustive, particularly as to possible future events, and new risk factors may emerge from time to time. Certain events may occur that could cause the Company’s actual results to be materially different than those described in the Company’s periodic filings with the Securities and Exchange Commission. Any statements made by the Company that are not historical facts should be considered to be forward-looking statements. The Company is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

Lakeland Bancorp, Inc.
Financial Highlights
(unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
	(Dollars in thousands except per share amounts)
INCOME STATEMENT
Net Interest Income	$12,008	$10,523	$35,291	$29,622
Provision for Possible Loan Losses	(8,250)	(400)	(9,750)	(1,200)
Noninterest Income	2,228	2,029	6,687	6,169
Gain on sales of securities	812	1	875	35
Noninterest Expense	(8,396)	(8,064)	(24,827)	(23,131)

Pretax Income	(1,598)	4,089	8,276	11,495
Tax Expense (Benefit)	887	(1,258)	(2,235)	(3,558)

Net Income (Loss)	$(711)	$2,831	$6,041	$7,937

Basic Earnings Per Share	$(0.05)	$0.21	$0.44	$0.58
Diluted Earnings Per Share	$(0.05)	$0.20	$0.43	$0.57
Dividends per share	$0.10	$0.08	$0.28	$0.24
Weighted Average Shares—Basic	13,609,154	13,734,467	13,643,277	13,745,053
Weighted Average Shares—Diluted	13,874,847	13,949,437	13,895,804	13,907,779

SELECTED OPERATING RATIOS
Return on Average Assets	-0.24%	1.16%	0.73%	1.12%
Return on Average Equity	-3.05%	13.60%	9.05%	13.06%
Yield on Interest Earning Assets	6.26%	7.28%	6.49%	7.39%
Cost of funds	2.10%	3.25%	2.19%	3.50%
Net interest spread	4.16%	4.03%	4.30%	3.89%
Net interest margin	4.59%	4.75%	4.76%	4.68%
Efficiency ratio	57.50%	62.42%	57.5%	62.60%
Stockholders’ equity to total assets			7.59%	8.58%
Book value per share			$6.60	$6.27
Closing stock price			$17.05	$13.29

ASSET QUALITY RATIOS
Ratio of net charge-offs to average loans			0.03%	0.50%
Ratio of allowance to total loans			2.55%	1.38%
Non-performing loans to total loans			2.83%	0.40%
Non-performing assets to total assets			1.68%	0.47%
Allowance to non-performing loans			90%	344%

SELECTED BALANCE SHEET DATA AT PERIOD-END			9/30/2002	12/31/2001

Loans			$698,591	$600,074
Allowance for Loan Losses			17,805	8,220
Investment Securities			377,102	343,341
Total Assets			1,183,961	1,044,338
Deposits			1,038,733	912,110
Borrowings			19,001	19,920
Long Term Debt			31,006	21,000
Stockholders’ Equity			89,817	85,567

SELECTED AVERAGE BALANCE SHEET DATA
	For the quarter ended		For the nine months ended
	9/30/2002	9/30/2001	9/30/2002	9/30/2001
Loans, net	$689,302	$567,898	$653,449	$548,377
Interest-Earning Assets	1,065,969	901,591	1,017,381	870,530
Deposits	1,009,914	856,271	963,407	824,512
Total Assets	1,156,278	977,719	1,106,116	946,142
Common Equity	92,427	83,238	89,233	81,276

Lakeland Bancorp, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

ASSETS	September 30, 2002	December 31, 2001
	(dollars in thousands)
Cash and due from banks	$57,380	$48,615
Federal funds sold	7,000	—

Total cash and cash equivalents	64,380	48,615

Investment securities available for sale	327,790	273,082
Investment securities held to maturity; fair value of $51,509 in 2002 and $72,101 in 2001	49,312	70,259
Loans:
Commercial	297,052	261,101
Residential mortgages	168,945	162,569
Consumer and home equity	232,594	176,404

Total loans	698,591	600,074
Plus: deferred costs	2,297	1,885
Less: Allowance for possible loan losses	17,805	8,220

Net loans	683,083	593,739
Premises and equipment—net	25,441	24,785
Accrued interest receivable	5,312	5,041
Other assets	28,643	28,817

TOTAL ASSETS	$1,183,961	$1,044,338

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$217,370	$206,783
Savings and interest-bearing transaction accounts	558,578	470,563
Time deposits under $100	181,397	184,011
Time deposits $100 and over	81,388	50,753

Total deposits	1,038,733	912,110
Federal funds purchased and securities sold under agreements to repurchase	19,001	19,920
Long-term debt	31,006	21,000
Other liabilities	5,404	5,741

TOTAL LIABILITIES	1,094,144	958,771

STOCKHOLDERS’ EQUITY
Common stock, no par value; authorized shares, 40,000,000; issued shares, 13,971,168 at September 30, 2002 and December 31, 2001	88,178	88,273
Retained Earnings (Accumulated Deficit)	1,353	(931)
Treasury stock, at cost, 364,129 shares at September 30, 2002 and 291,823 at December 31, 2001	(4,692)	(3,175)
Accumulated other comprehensive income	4,978	1,400

TOTAL STOCKHOLDERS’ EQUITY	89,817	85,567

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,183,961	$1,044,338

Lakeland Bancorp, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
	(In thousands, except per share data)
INTEREST INCOME
Loans and fees	$11,848	$11,442	$34,434	$33,168
Federal funds sold and interest bearing deposits with banks	117	227	261	641
Taxable investment securities	3,948	4,010	12,052	11,832
Tax exempt investment securities	585	517	1,711	1,597

TOTAL INTEREST INCOME	16,498	16,196	48,458	47,238

INTEREST EXPENSE
Deposits	4,003	5,298	11,764	16,389
Securities sold under agreements to repurchase	76	84	221	670
Long-term debt	411	291	1,182	557

TOTAL INTEREST EXPENSE	4,490	5,673	13,167	17,616

NET INTEREST INCOME	12,008	10,523	35,291	29,622
Provision for possible loan losses	8,250	400	9,750	1,200

NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES	3,758	10,123	25,541	28,422

NONINTEREST INCOME
Service charges on deposit accounts	1,492	1,303	4,376	3,945
Commissions and fees	440	423	1,433	1,020
Gain on the sales of securities	812	1	875	35
Gain on sale of leases	42	137	140	621
Other income	254	166	738	583

TOTAL NONINTEREST INCOME	3,040	2,030	7,562	6,204

NONINTEREST EXPENSE
Salaries and employee benefits	4,625	4,452	13,993	12,869
Net occupancy expense	838	828	2,491	2,310
Furniture and equipment	841	761	2,326	2,177
Stationery, supplies and postage	303	376	948	1,247
Other expenses	1,789	1,647	5,069	4,528

TOTAL NONINTEREST EXPENSE	8,396	8,064	24,827	23,131

INCOME BEFORE PROVISION FOR INCOME TAXES	(1,598)	4,089	8,276	11,495
Provision (benefit) for income taxes	(887)	1,258	2,235	3,558

NET INCOME (LOSS)	$(711)	$2,831	$6,041	$7,937

EARNINGS PER COMMON SHARE
Basic	$(0.05)	$0.21	$0.44	$0.58

Diluted	$(0.05)	$0.20	$0.43	$0.57

DIVIDENDS PER SHARE	$0.10	$0.09	$0.28	$0.24

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